Form S-1 as filed with the Securities and Exchange Commission on September 21, 2018

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SILVER BULL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1000	91-1766677
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 Dunsmuir Street, Suite 1610
Vancouver, B.C.
V7Y 1K4 Canada
(604) 687-5800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Sean Fallis
Chief Financial Officer
777 Dunsmuir Street, Suite 1610
Vancouver, B.C.
V7Y 1K4 Canada
(604) 687-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Brian Boonstra
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐ Emerging growth company ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, $0.01 par value per share (4)	44,944,177	$0.10	$4,494,417.70	$559.56

(1)
Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits or stock dividends.

(2)
Estimated solely for the purpose of calculating the registration fee and based upon the average bid and ask price of the registrant's common stock as reported on the OTCQB Venture Marketplace on September 20, 2018, in accordance with Rule 457(c) under the Securities Act.

(3)	Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price.
(4)
The shares of common stock will be offered under the secondary offering prospectus relating to resales by the selling stockholders of the shares of common stock issued to such selling stockholders.  The shares consist of (i) 21,776,317 shares issued to the selling stockholders in the July 25, 2018 private placement; (ii) 10,888,154 shares issuable upon exercise of the warrants issued to the selling stockholders in the July 25, 2018 private placement; (iii) 1,011,374 shares issuable upon exercise of warrants issued to various finders in the July 25, 2018 private placement; (iv) 7,365,555 shares issued to the selling stockholders in the August 20, 2018 private placement; (v) 3,682,777 shares issuable upon exercise of warrants issued to selling stockholders in the August 20, 2018 private placement; and (vi) 220,000 shares issuable upon exercise of warrants issued to a finder in the August 20, 2018 private placement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2018
PROSPECTUS

44,944,177 Shares

SILVER BULL RESOURCES, INC.

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 44,944,177 shares of common stock, par value $0.01 per share, consisting of (i) 21,776,317 shares issued to the selling stockholders in the July 25, 2018 private placement; (ii) 10,888,154 shares issuable upon exercise of the warrants (at an exercise price of $0.16) issued to the selling stockholders in the July 25, 2018 private placement; (iii) 1,011,374 shares issuable upon exercise of warrants (at an exercise price of $0.14) issued to various finders in the July 25, 2018 private placement; (iv) 7,365,555 shares issued to the selling stockholders in the August 20, 2018 private placement; (v) 3,682,777 shares issuable upon exercise of warrants (at an exercise price of $0.16) issued to selling stockholders in the August 20, 2018 private placement; and (vi) 220,000 shares issuable upon exercise of warrants (at an exercise price of $0.14) issued to a finder in the August 20, 2018 private placement.  Each of the warrants issued in connection with the July 25, 2018 and August 20, 2018 private placements is exercisable until the second anniversary of the closing date of the respective private placement.
All of the shares of common stock offered by this prospectus are being sold by the selling stockholders.  It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see the section entitled "Plan of Distribution" beginning on page 29 of this prospectus).  We will not receive any proceeds from the sale of these shares by the selling stockholders.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.
The shares of common stock being offered by the selling stockholders pursuant to this prospectus are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), before their sale under this prospectus.  This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for the sale by the selling stockholders to the public without restriction.

Our common stock is quoted on the Toronto Stock Exchange under the symbol "SVB" and is traded on the OTCQB Venture Marketplace under the symbol "SVBL."  On September 20, 2018, the closing price of our common stock was Cdn$0.13 per share on the Toronto Stock Exchange and $0.10 per share on the OTCQB Venture Marketplace.
The securities offered in this prospectus involve a high degree of risk.  You should carefully consider the matters set forth in "Risk Factors" on page 8 of this prospectus or incorporated by reference herein in determining whether to purchase our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The date of this prospectus is                      , 2018.

SUMMARY

You should rely only on the information contained in this prospectus.  We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus.  You should not rely on any unauthorized information.  This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful.  The information in this prospectus is current as of the date of this prospectus even though this prospectus may be delivered on a later date.  Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus.  It may not contain all the information that may be important to you.  You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our historical financial statements and related notes included or incorporated by reference in this prospectus.  As used in this prospectus, unless otherwise specified, references to "Silver Bull," the "Company," "we," "our" and "us" refer to Silver Bull Resources, Inc. and, unless otherwise specified, its subsidiaries.  All currency amounts in this prospectus are expressed in United States ("U.S.") dollars, unless otherwise indicated.
Overview
Silver Bull Resources, Inc. was incorporated in the State of Nevada on November 8, 1993 as the Cadgie Company for the purpose of acquiring and developing mineral properties.  The Cadgie Company was a spin-off from its predecessor, Precious Metal Mines, Inc.  On June 28, 1996, the Company's name was changed to Metalline Mining Company.  On April 21, 2011, the Company's name was changed to Silver Bull Resources, Inc.  The Company has not realized any revenues from its planned operations and is considered an exploration stage company.  The Company has not established any reserves with respect to its exploration projects and may never enter into the development stage with respect to any of its projects.
The Company engages in the business of mineral exploration.  The Company currently owns or has the option to acquire a number of property concessions in Mexico (collectively known as the "Sierra Mojada Property").  The Company conducts its operations in Mexico through its wholly-owned subsidiary corporations, Minera Metalin S.A. de C.V. ("Minera Metalin") and Contratistas de Sierra Mojada S.A. de C.V. ("Contratistas"), and through Minera Metalin's wholly-owned subsidiary, Minas de Coahuila SBR S.A. de C.V. ("Minas").
On April 16, 2010, Metalline Mining Delaware, Inc., a wholly-owned subsidiary of the Company, was merged with and into Dome Ventures Corporation ("Dome").  As a result, Dome became a wholly-owned subsidiary of the Company. Dome has a wholly-owned subsidiary, Dome Asia Inc. ("Dome Asia"), which is incorporated in the British Virgin Islands. Dome Asia has a wholly-owned subsidiary, Dome Minerals Nigeria Limited, incorporated in Nigeria.
On May 15, 2017, the Company liquidated the Company's Gabonese subsidiary, African Resources SARL Gabon.
On June 1, 2018, the Company and its subsidiaries Minera Metalin and Contratistas entered into an earn-in option agreement (the "Option Agreement") with South32 International Investment Holdings Pty Ltd ("South32"), a wholly owned subsidiary of South32 Limited (ASX/JSE/LSE: S32), whereby South32 is able to obtain an option to purchase 70% of the equity of Minera Metalin and Contratistas (the "Option"), and oversee the mineral exploration of Minera Metalin's Sierra Mojada Property located in Coahuila, Mexico (the "Sierra Mojada Project").  The Option Agreement provides that, upon the terms and subject to the conditions set forth in the Option Agreement, in order for South32 to maintain its Option, South32 must contribute to Minera Metalin a minimum of $10 million in tranches over the first four years of the Option for the Sierra Mojada Project funding (the "Initial Funding").  South32 may exercise the Option at any time by contributing $100 million to Minera Metalin (the "Subscription Payment"), less the amount of Initial Funding previously contributed by South32.  Once the full amount of the Subscription Payment is advanced by South32 and the Option is exercised, the Company and South32 will be obligated to contribute funding to Minera Metalin on a 30/70 pro rata basis.  If South32 elects not to continue with the Sierra Mojada Project during the four-year option period, the Sierra Mojada Project will remain 100% owned by the Company.  The exploration program will be initially managed by the Company.

The Company's efforts and expenditures have been concentrated on the exploration of properties, principally the Sierra Mojada Property.  The Company has not determined whether its exploration properties contain ore reserves that are economically recoverable.  The ultimate realization of the Company's investment in exploration properties is dependent upon the success of future property sales, the existence of economically recoverable reserves and the ability of the Company to obtain financing or make other arrangements for exploration, development and future profitable production activities.  The ultimate realization of the Company's investment in exploration properties cannot be determined at this time.
Our principal office is located at 777 Dunsmuir Street, Suite 1610, Vancouver, British Columbia, V7Y 1K4, Canada, and our telephone number is (604) 687-5800.  We are a Nevada corporation.
We maintain a website at www.silverbullresources.com, which contains information about us.  Our website and the information contained in and connected to it are not a part of this prospectus.
The Offering
The following summary describes the principal terms of the offering but is not intended to be complete.  See "Selling Stockholders" and "Plan of Distribution" in this prospectus for a more detailed description of the selling stockholders, the terms and conditions of the distribution of the shares of common stock and the shares of common stock issuable upon the exercise of warrants, and the offering.  For a more detailed description of our common stock and warrants to purchase our common stock, see "Description of Securities."
Common stock offered by the selling stockholders:
44,944,177 shares of common stock, par value $0.01 per share, consisting of (i) 21,776,317 shares issued to the selling stockholders in the July 25, 2018 private placement; (ii) 10,888,154 shares issuable upon exercise of the warrants (at an exercise price of $0.16) issued to the selling stockholders in the July 25, 2018 private placement; (iii) 1,011,374 shares issuable upon exercise of warrants (at an exercise price of $0.14) issued to various finders in the July 25, 2018 private placement; (iv) 7,365,555 shares issued to the selling stockholders in the August 20, 2018 private placement; (v) 3,682,777 shares issuable upon exercise of warrants (at an exercise price of $0.16) issued to selling stockholders in the August 20, 2018 private placement; and (vi) 220,000 shares issuable upon exercise of warrants (at an exercise price of $0.14) issued to a finder in the August 20, 2018 private placement.

Common stock outstanding on September 20, 2018:	234,868,214 shares (1)

Common stock outstanding after this offering:	250,670,519 shares (2)

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.

Ticker symbol:	SVB (Toronto Stock Exchange); SVBL (OTCQB Venture Marketplace)

Risk factors:
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the "Risk Factors" section beginning on page 8 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)
Excludes (a) 10,888,154 shares issuable upon the exercise of warrants issued to the selling stockholders in the July 25, 2018 private placement; (b) 1,011,374 shares issuable upon exercise of warrants issued to various finders in the July 25, 2018 private placement; (c) 3,682,777 shares issuable upon exercise of warrants issued to the selling stockholders in the August 20, 2018 private placement; (d) 220,000 shares of common stock issuable upon the exercise of outstanding warrants issued to a finder in the August 20, 2018 private placement; (e) 13,300,000 shares issuable upon the exercise of warrants issued to the selling stockholders in the July 10, 2017 private placement; (f) 357,925 shares issuable upon exercise of warrants issued to various finders in the July 10, 2017 private placement; (g) 2,500,000 shares issuable upon exercise of warrants issued to the selling stockholders in the August 3, 2017 private placement; (h) 4,340,000 shares of common stock issuable upon the exercise of outstanding warrants from our 2016 private placements, which are not being offered by this prospectus; and (i) 18,950,000 shares of common stock issuable upon the exercise of outstanding options, which are not being offered by this prospectus.

(2)
Includes (a) 10,888,154 shares issuable upon the exercise of warrants issued to the selling stockholders in the July 25, 2018 private placement; (b) 1,011,374 shares issuable upon exercise of warrants issued to various finders in the July 25, 2018 private placement; (c) 3,682,777 shares issuable upon exercise of warrants issued to the selling stockholders in the August 20, 2018 private placement; and (d) 220,000 shares of common stock issuable upon the exercise of outstanding warrants issued to a finder in the August 20, 2018 private placement; and excludes (i) 20,497,925 shares of common stock issuable upon the exercise of outstanding warrants from our 2016 and 2017 private placements, which are not being offered by this prospectus; and (ii) 18,950,000 shares of common stock issuable upon the exercise of outstanding options, which are not being offered by this prospectus.

FORWARD-LOOKING STATEMENTS
This registration statement on Form S-1 includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the U.S. Private Securities Litigation Reform Act of 1995, and "forward-looking information" within the meaning of applicable Canadian securities legislation.  We use words such as "anticipate," "continue," "likely," "estimate," "expect," "may," "will," "projection," "should," "believe," "potential," "could," or similar words suggesting future outcomes (including negative and grammatical variations) to identify forward-looking statements.  These statements concern the following, among other things:
•	Future payments that may be made by South32 under the terms of the Option;
•	Prospects of entering the development or production stage with respect to any of our projects;
•	Whether any part of the Sierra Mojada Project will ever be confirmed or converted into Securities and Exchange Commission ("SEC") Industry Guide 7-compliant "reserves";
•	The impact of the fine bubble flotation test work on the recovery of minerals and initial rough concentrate grade;
•	The possible advantages of zinc mineralization at the Sierra Mojada Property;
•	The impact of recent accounting pronouncements on our financial position, results of operations or cash flows and disclosures;
•	The impact of changes to current state or federal laws and regulations on estimated capital expenditures, the economics of a particular project and/or our activities;
•	Our ability to raise additional capital and/or pursue additional strategic options, and the potential impact on our business, financial condition and results of operations of doing so or not;
•	The impact of changing foreign currency exchange rates on our financial condition;
•	Our expectations regarding future recovery of value-added taxes paid in Mexico; and
•	The merits of any claims in connection with, and the expected timing of, any ongoing legal proceedings.
These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, and our actual results could differ from those expressed or implied in these forward-looking statements as a result of the factors described under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended April 30, 2018, including without limitation, risks associated with the following:
•	The continued funding by South32 of amounts required under the Option;
•	Our ability to obtain additional financial resources on acceptable terms to (i) conduct our exploration activities and (ii) maintain our general and administrative expenditures at acceptable levels;

•	Results of future exploration at our Sierra Mojada Project;
•
Worldwide economic and political events affecting (i) the market prices for silver, zinc, lead, copper and other minerals that may be found on our exploration properties (ii) interest rates and (iii) foreign currency exchange rates;

•	The amount and nature of future capital and exploration expenditures;
•	Volatility in our stock price;
•	Our inability to obtain required permits;
•	Competitive factors, including exploration-related competition;
•	Timing of receipt and maintenance of government approvals;
•	Unanticipated title issues;
•	Changes in tax laws;
•	Changes in regulatory frameworks or regulations affecting our activities;
•	Our ability to retain key management and consultants and experts necessary to successfully operate and grow our business; and
•
Political and economic instability in Mexico and other countries in which we conduct our business, and future potential actions of the governments in such countries with respect to nationalization of natural resources or other changes in mining or taxation policies.

These factors are not intended to represent a complete list of the general or specific factors that could affect us.
All forward-looking statements speak only as of the date made.  All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.  You should not place undue reliance on these forward-looking statements.

RISK FACTORS
A purchase of our securities involves a high degree of risk.  Our business, operating or financial condition could be harmed due to any of the following risks.  Accordingly, investors should carefully consider these risks in making a decision as to whether to purchase, sell or hold our securities.  In addition, investors should note that the risks described below are not the only risks facing us.  Additional risks not presently known to us, or risks that do not seem significant today, may impair our business operations in the future.
Risks Related to Our Business
If South32 exercises its option to purchase 70% of the equity of Minera Metalin and Contratistas, we will no longer control the development of the Sierra Mojada Project.
On June 1, 2018, we entered into the Option Agreement with South32, a wholly owned subsidiary of South32 Limited (ASX/JSE/LSE: S32), whereby South32 is able to obtain the Option to purchase 70% of the equity of Minera Metalin and Contratistas, and oversee the mineral exploration of the Sierra Mojada Project.  If South32 exercises the Option, then we will no longer control the development of the Sierra Mojada Project.  South32 would have the ability to control the timing and pace of future development, and its decisions may not be in the best interests of the Company and its stockholders.
If South32 were to exercise its option to purchase 70% of the equity of Minera Metalin and Contratistas, we will be required to contribute 30% of subsequent funding toward development of the Sierra Mojada Project, and we do not currently have sufficient funds to do so.
If South32 exercises its option to purchase 70% of the equity of Minera Metalin and Contratistas, under the terms of the Option Agreement, we will retain a 30% ownership in Minera Metalin and Contratistas, and be obligated to contribute 30% of subsequent funding toward the development of the Sierra Mojada Project.  If we fail to satisfy our funding commitment, our interest in Minera Metalin and Contratistas will be diluted.  We do not currently have sufficient funds with which to satisfy this future funding commitment, and there is no certainty that we will be able to obtain sufficient future funds on acceptable terms or at all.
We may have difficulty meeting our current and future capital requirements.
Our management and our board of directors monitor our overall costs and expenses and if necessary, adjust our programs and planned expenditures in an attempt to ensure we have sufficient operating capital.  We continue to evaluate our costs and planned expenditures for our ongoing exploration efforts at our Sierra Mojada Project.  As of July 31, 2018, we had cash and cash equivalents of $3,329,000 as compared to cash and cash equivalents of $682,000 as of October 31, 2017.  Even with the South32 funds, the continued exploration and possible development of the Sierra Mojada Project will require significant amounts of additional capital.  If we are unable to fund future operations by way of financing, including public or private offerings of equity or debt securities, we will need to significantly reduce operations, which will result in an adverse impact on our business, financial condition and exploration activities.  We do not have a credit, off-take or other commercial financing arrangement in place that would finance continued evaluation or development of the Sierra Mojada Project and we believe that securing credit for these projects may be difficult.  Moreover, equity financing may not be available on attractive terms and if available, will likely result in significant dilution to existing stockholders.

We are an exploration stage mining company with no history of operations.
We are an exploration stage enterprise engaged in mineral exploration in Mexico.  We have a very limited operating history and are subject to all the risks inherent in a new business enterprise.  As an exploration stage company, we may never enter the development and production stages.  To date we have had no revenues and have relied upon equity financing to fund our operations.  The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with an exploration stage business, and the competitive and regulatory environment in which we operate and will operate, such as under-capitalization, personnel limitations, and limited financing sources.
We have no commercially mineable ore body.
No commercially mineable ore body has been delineated on our Sierra Mojada Project, nor have our properties been shown to contain proven or probable mineral reserves.  Investors should not assume that the projections contained in the report on our Sierra Mojada Project will ever be realized.  We cannot assure you that any mineral deposits we identify on the Sierra Mojada Project, or on another property will qualify as an ore body that can be legally and economically exploited or that any particular level of recovery of silver, zinc or other minerals from discovered mineralization will in fact be realized.  Most exploration projects do not result in the discovery of commercially mineable ore deposits.  Even if the presence of reserves is established at a project, the legal and economic viability of the project may not justify exploitation.
Mineral resource estimates may not be reliable.
There are numerous uncertainties inherent in estimating quantities of mineralized material such as silver, zinc, lead and copper, including many factors beyond our control, and no assurance can be given that the recovery of mineralized material will be realized.  In general, estimates of mineralized material are based upon a number of factors and assumptions made as of the date on which the estimates were determined, including:
•	geological and engineering estimates that have inherent uncertainties and the assumed effects of regulation by governmental agencies;
•	the judgment of the engineers preparing the estimate;
•	estimates of future metals prices and operating costs;
•	the quality and quantity of available data;
•	the interpretation of that data; and
•	the accuracy of various mandated economic assumptions, all of which may vary considerably from actual results.
All estimates are, to some degree, uncertain.  For these reasons, estimates of the recoverable mineral resources prepared by different engineers or by the same engineers at different times, may vary substantially.  As such, there is significant uncertainty in any mineralized material estimate and actual deposits encountered and the economic viability of a deposit may differ materially from our estimates.

Our business plan is highly speculative, and its success largely depends on the successful exploration of our Sierra Mojada concessions.
Our business plan is focused on exploring the Sierra Mojada concessions to identify reserves and if appropriate, to ultimately develop this property.  Further, although we have reported mineralized material on our Sierra Mojada Project, we have not established any reserves and remain in the exploration stage.  We may never enter the development or production stage.  Exploration of mineralization and determination of whether the mineralization might be extracted profitably is highly speculative, and it may take a number of years until production is possible, during which time the economic viability of the project may change.  Substantial expenditures are required to establish reserves, extract metals from ore and construct mining and processing facilities.
The Sierra Mojada Project is subject to all of the risks inherent in mineral exploration and development.  The economic feasibility of any mineral exploration and/or development project is based upon, among other things, estimates of the size and grade of mineral reserves, proximity to infrastructures and other resources (such as water and power), anticipated production rates, capital and operating costs and metals prices.  To advance from an exploration project to a development project, we will need to overcome various hurdles, including the completion of favorable feasibility studies, issuance of necessary permits and the ability to raise significant additional capital to fund activities.  There can be no assurance that we will be successful in overcoming these risks.  Because of our focus on the Sierra Mojada Project, the success of our operations and our profitability may be disproportionately exposed to the impact of adverse conditions unique to the Torreon, Mexico region, as the Sierra Mojada Project is located 250 kilometers north of this area.
Due to our history of operating losses, we are uncertain that we will be able to maintain sufficient cash to accomplish our business objectives.
During the fiscal years ended October 31, 2017 and October 31, 2016 we suffered net losses of $2,054,000 and $2,235,000, respectively.  At July 31, 2018, we had stockholders' equity of $9,806,000 and cash and cash equivalents of $3,329,000.  Significant amounts of capital will be required to continue to explore and potentially develop the Sierra Mojada concessions.  We are not engaged in any revenue producing activities, and we do not expect to be in the near future.  Currently, our potential sources of funding consist of the sale of additional equity securities, entering into joint venture agreements or selling a portion of our interests in our assets.  There is no assurance that any additional capital that we will require will be obtainable on terms acceptable to us, if at all.  Failure to obtain such additional financing could result in delays or indefinite postponement of further exploration of our projects.  Additional financing, if available, will likely result in substantial dilution to existing stockholders.
Our exploration activities require significant amounts of capital that may not be recovered.
Mineral exploration activities are subject to many risks, including the risk that no commercially productive or extractable resources will be encountered.  There can be no assurance that our activities will ultimately lead to an economically feasible project or that we will recover all or any portion of our investment.  Mineral exploration often involves unprofitable efforts, including drilling operations that ultimately do not further our exploration efforts.  The cost of minerals exploration is often uncertain and cost overruns are common.  Our drilling and exploration operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including title problems, weather conditions, compliance with governmental requirements, including permitting issues, and shortages or delays in the delivery of equipment and services.

Our financial condition could be adversely affected by changes in currency exchange rates, especially between the U.S. dollar and the Mexican peso ("Mxn$") and the U.S dollar and the Canadian dollar ("Cdn$") given our focus on the Sierra Mojada Project and our corporate office in Vancouver, Canada.
Our financial condition is affected in part by currency exchange rates, as portions of our exploration costs in Mexico and general and administration costs in Canada are denominated in the local currency.  A weakening U.S. dollar relative to the Mxn$ and Cdn$ will have the effect of increasing exploration costs and general and administration costs while a strengthening U.S. dollar will have the effect of reducing exploration costs and general and administration costs.  The exchange rates between the Cdn$ and the U.S. dollar and between the Mxn$ and U.S. dollar have fluctuated widely in response to international political conditions, general economic conditions and other factors beyond our control.
Risks Related to the Mineral Exploration Industry
There are inherent risks in the mineral exploration industry
We are subject to all of the risks inherent in the minerals exploration industry including, without limitation, the following:
•	we are subject to competition from a large number of companies, many of which are significantly larger than we are, in the acquisition, exploration and development of mining properties;
•	we might not be able raise enough money to pay the fees and taxes and perform the labor necessary to maintain our concessions in good status;
•
exploration for minerals is highly speculative, involves substantial risks and is frequently unproductive, even when conducted on properties known to contain significant quantities of mineralization, and our exploration projects may not result in the discovery of commercially mineable deposits of ore;

•	the probability of an individual prospect ever having reserves that meet the requirements for reporting under SEC Industry Guide 7 is remote and any funds spent on exploration may be lost;
•
our operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air quality standards, pollution and other environmental protection controls, and we may not be able to comply with these regulations and controls; and

•	a large number of factors beyond our control, including fluctuations in metal prices, inflation, and other economic conditions, will affect the economic feasibility of mining.
Metals prices are subject to extreme fluctuation.
Our activities are influenced by the prices of commodities, including silver, zinc, lead, copper and other metals.  These prices fluctuate widely and are affected by numerous factors beyond our control, including interest rates, expectations for inflation, speculation, currency values (in particular the strength of the U.S. dollar), global and regional demand, political and economic conditions and production costs in major metal-producing regions of the world.

Our ability to establish reserves through our exploration activities, our future profitability and our long-term viability, depend, in large part, on the market prices of silver, zinc, lead, copper and other metals.  The market prices for these metals are volatile and are affected by numerous factors beyond our control, including:
•	global or regional consumption patterns;
•	supply of, and demand for, silver, zinc, lead, copper and other metals;
•	speculative activities and producer hedging activities;
•	expectations for inflation;
•	political and economic conditions; and
•	supply of, and demand for, consumables required for production.
Future weakness in the global economy could increase volatility in metals prices or depress metals prices, which could in turn reduce the value of our properties, make it more difficult to raise additional capital and make it uneconomical for us to continue our exploration activities.
There are inherent risks with foreign operations.
Our business activities are primarily conducted in Mexico, and as such, our activities are exposed to various levels of foreign political, economic and other risks and uncertainties.  These risks and uncertainties include, but are not limited to, terrorism, hostage taking, military repression, extreme fluctuations in currency exchange rates, high rates of inflation, labor unrest, the risks of war or civil unrest, expropriation and nationalization, renegotiation or nullification of existing concessions, licenses, permits, approvals and contracts, illegal mining, changes in taxation policies, restrictions on foreign exchange and repatriation, changing political conditions (including with respect to North American Free Trade Agreement negotiations), currency controls and governmental regulations that favor or require the rewarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.
Changes, if any, in mining or investment policies or shifts in political attitude in Mexico may adversely affect our exploration and possible future development activities.  We may also be affected in varying degrees by government regulations with respect to, but not limited to, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.  Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure, could result in loss, reduction or expropriation of entitlements or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.
The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on our operations.  In addition, legislation in the United States, Canada or Mexico regulating foreign trade, investment and taxation could have a material adverse effect on our financial condition.
Our Sierra Mojada Project is located in Mexico and is subject to various levels of political, economic, legal and other risks.
The Sierra Mojada Project, our primary focus, is in Mexico.  In the past, Mexico has been subject to political instability, changes and uncertainties, which have resulted in changes to existing governmental regulations affecting mineral exploration and mining activities.  Mexico's status as a developing country may make it more difficult for us to obtain any required financing for the Sierra Mojada Project or other projects in Mexico in the future.  Our Sierra Mojada Project is also subject to a variety of governmental regulations governing health and worker safety, employment standards, waste disposal, protection of historic and archaeological sites, mine development, protection of endangered and protected species and other matters.  Mexican regulators have broad authority to shut down and/or levy fines against facilities that do not comply with regulations or standards.

Our exploration activities in Mexico may be adversely affected in varying degrees by changing government regulations relating to the mining industry or shifts in political conditions that increase the costs related to the Sierra Mojada Project.  Changes, if any, in mining or investment policies or shifts in political attitude may adversely affect our financial condition.  Expansion of our activities will be subject to the need to obtain sufficient access to adequate supplies of water, assure the availability of sufficient power, as well as sufficient surface rights which could be affected by government policy and competing operations in the area.
We also have litigation risk with respect to our operations.  In particular, on May 20, 2014, a local cooperative named Sociedad Cooperativa de Exploración Minera Mineros Norteños, S.C.L. ("Mineros Norteños") filed an action in the Local First Civil Court in the District of Morelos, State of Chihuahua, Mexico, against our subsidiary, Minera Metalin, claiming that Minera Metalin breached an agreement regarding the development of the Sierra Mojada Project.  Mineros Norteños sought payment of the Royalty (as defined below), including interest at a rate of 6% per annum since August 30, 2004, even though no revenue has been produced from the applicable mining concessions.  It also sought payment of wages to the cooperative's members since August 30, 2004, even though none of the individuals were ever hired or performed work for Minera Metalin under this agreement and Minera Metalin never committed to hiring them.  On January 19, 2015, the case was moved to the Third District Court (of federal jurisdiction).  In October 2017, the court ruled that Mineros Norteños was time barred from bringing the case.  Subsequently, in October 2017, Mineros Norteños appealed this ruling.  The Company and the Company's Mexican legal counsel believe that it is unlikely that the court's ruling will be overturned.
Additionally, on February 15, 2016, Messrs. Jaime Valdez Farias and Maria Asuncion Perez Alonso (collectively, "Valdez") filed an action before the Local First Civil Court of Torreon, State of Coahuila, Mexico, against our subsidiary, Minera Metalin, claiming that Minera Metalin had breached an agreement regarding the development of the Sierra Mojada Project.  Valdez sought payment in the amount of $5.9 million for the alleged breach of the agreement.  On April 28, 2016, Minera Metalin filed its response to the complaint, asserting various defenses, including that Minera Metalin terminated the agreement before the payment obligations arose and that certain conditions precedent to such payment obligations were never satisfied by Valdez.  The Company and the Company's Mexican legal counsel asserted all applicable defenses.  In May 2017, a final judgment was entered in favor of the Company on all claims.
The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on our financial condition.  Future changes in applicable laws and regulations or changes in their enforcement or regulatory interpretation could negatively impact current or planned exploration activities with the Sierra Mojada Project or in respect to any other projects in which we become involved in Mexico.  Any failure to comply with applicable laws and regulations, even if inadvertent, could result in the interruption of exploration operations or material fines, penalties or other liabilities.

Title to our properties may be challenged or defective.
Our future operations, including our activities at the Sierra Mojada Project and other exploration activities, will require additional permits from various governmental authorities.  Our operations are and will continue to be governed by laws and regulations governing prospecting, mineral exploration, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, mining royalties and other matters.  There can be no assurance that we will be able to acquire all required licenses, permits or property rights on reasonable terms or in a timely manner, or at all, that such terms will not be adversely changed, that required extensions will be granted or that the issuance of such licenses, permits or property rights will not be challenged by third parties.
We attempt to confirm the validity of our rights of title to, or contract rights with respect to, each mineral property in which we have a material interest.  However, we cannot guarantee that title to our properties will not be challenged.  The Sierra Mojada Property may be subject to prior unregistered agreements, interests or native land claims, and title may be affected by undetected defects.  There may be valid challenges to the title of any of the claims comprising the Sierra Mojada Property that, if successful, could impair possible development and/or operations with respect to such properties in the future.  Challenges to permits or property rights, whether successful or unsuccessful, changes to the terms of permits or property rights or a failure to comply with the terms of any permits or property rights that have been obtained, could have a material adverse effect on our business by delaying or preventing or making continued operations economically unfeasible.
A title defect could result in Silver Bull losing all or a portion of its right, title and interest to and in the properties to which the title defect relates.  Title insurance generally is not available, and our ability to ensure that we have obtained secure title to individual mineral properties or mining concessions may be severely constrained.  In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties.  We annually monitor the official mining records in Mexico City to determine if there are annotations indicating the existence of a legal challenge against the validity of any of our concessions.  As of September 2018, and to the best of our knowledge, there are no such annotations, nor are we aware of any challenges from the government or from third parties, except for an action filed by a local cooperative named Sociedad Cooperativa de Exploración Minera Mineros Norteños, S.C.L. against our subsidiary, Minera Metalin, in the Local First Civil Court in the District of Morelos, State of Chihuahua, Mexico.  Mineros Norteños sought payment of the Royalty, including interest at a rate of 6% per annum since August 30, 2004, even though no revenue has been produced from the applicable mining concessions.  It also sought payment of wages to the cooperative's members since August 30, 2004, even though none of the individuals were ever hired or performed work for Minera Metalin under this agreement and Minera Metalin never committed to hiring them.  On January 19, 2015, the case was moved to the Third District Court (of federal jurisdiction).  In October 2017, the court ruled that Mineros Norteños was time barred from bringing the case.  Subsequently, in October 2017, Mineros Norteños appealed this ruling.  The Company and the Company's Mexican legal counsel believe that it is unlikely that the court's ruling will be overturned.
In addition, in connection with the purchase of certain mining concessions, Silver Bull agreed to pay a net royalty interest on revenue from future mineral sales on certain concessions at the Sierra Mojada Project, including concessions on which a significant portion of our mineralized material is located.  The aggregate amount payable under this royalty is capped at $6.875 million (the "Royalty"), an amount that will only be reached if there is significant future production from the concessions.  In addition, records from prior management indicate that additional royalty interests may have been created, although the continued applicability and scope of these interests are uncertain.  The existence of these royalty interests may have a material effect on the economic feasibility of potential future development of the Sierra Mojada Project.

We are subject to complex environmental and other regulatory risks, which could expose us to significant liability and delay and, potentially, the suspension or termination of our exploration efforts.
Our mineral exploration activities are subject to federal, state and local environmental regulations in the jurisdictions where our mineral properties are located.  These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation.  They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste.  No assurance can be given that environmental standards imposed by these governments will not be changed, thereby possibly materially adversely affecting our proposed activities.  Compliance with these environmental requirements may also necessitate significant capital outlays or may materially affect our earning power.
Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees.  For example, as a result of recent changes in environmental laws in Mexico, more legal actions supported or sponsored by non-governmental groups interested in halting projects may be filed against companies operating in all industrial sectors, including the mining sector.  Mexican projects are also subject to the environmental agreements entered into by Mexico, the United States and Canada in connection with the North American Free Trade Agreement.
Future changes in environmental regulations in the jurisdictions where our projects are located may adversely affect our exploration activities, make them prohibitively expensive or prohibit them altogether.  Environmental hazards may exist on the properties in which we currently hold interests, such as the Sierra Mojada Project, or may hold interests in the future, which are unknown to us at present and may have been caused by us or previous owners or operators, or may have occurred naturally.  We may be liable for remediating any damage that we may have caused.  The liability could include costs for removing or remediating the release and damage to natural resources, including ground water, as well as paying fines and penalties.
We may face a shortage of water.
Water is essential in all phases of the exploration and development of mineral properties.  It is used in such processes as exploration, drilling, leaching, placer mining, dredging, testing, and hydraulic mining.  Both the lack of available water and the cost of acquisition may make an otherwise viable project economically impossible to complete.  In November 2013, Silver Bull was granted the right to exploit up to 3.5 million cubic meters of water per year from six different well sites by the water regulatory body in Mexico, La Comisión Nacional del Agua, but it has yet to be determined if the six well sites can produce this much water over a sustained period of time.
Our non-operating properties are subject to various hazards.
We are subject to risks and hazards, including environmental hazards, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions.  These occurrences could result in damage to, or destruction of, mineral properties or future production facilities, personal injury or death, environmental damage, delays in our exploration activities, asset write-downs, monetary losses and possible legal liability.  We may not be insured against all losses or liabilities, either because such insurance is unavailable or because we have elected not to purchase such insurance due to high premium costs or other reasons.  Although we maintain insurance in an amount that we consider to be adequate, liabilities might exceed policy limits, in which event we could incur significant costs that could adversely affect our activities.  The realization of any significant liabilities in connection with our activities as described above could negatively affect our activities and the price of our common stock.

We need and rely upon key personnel.
Presently, we employ a limited number of full-time employees, utilize outside consultants and, in large part, rely on the personal efforts of our officers and directors.  Our success will depend, in part, upon the ability to attract and retain qualified employees.  In particular, we have only three executive officers, Brian Edgar, Timothy Barry and Sean Fallis, and the loss of the services of any of these three would adversely affect our business.
Risks Relating to Our Common Stock
Further equity financings may lead to the dilution of our common stock.
In order to finance future operations, we may raise funds through the issuance of common stock or the issuance of debt instruments or other securities convertible into common stock.  We cannot predict the size of future issuances of common stock or the size and terms of future issuances of debt instruments or other securities convertible into common stock or the effect, if any, that future issuances and sales of our securities will have on the market price of our common stock.  Any transaction involving the issuance of previously authorized but unissued shares, or securities convertible into common stock, would result in dilution, possibly substantial, to present and prospective security holders.  Demand for equity securities in the mining industry has been weak; therefore, equity financing may not be available on attractive terms and if available, will likely result in significant dilution to existing stockholders.
No dividends are anticipated.
At the present time, we do not anticipate paying dividends, cash or otherwise, on our common stock in the foreseeable future.  Future dividends will depend on our earnings, if any, our financial requirements and other factors.  There can be no assurance that we will pay dividends.
Our stock price can be very volatile.
Our common stock is listed on the Toronto Stock Exchange ("TSX") and trades on the OTCQB.  The trading price of our common stock has been, and could continue to be, subject to wide fluctuations in response to announcements of our business developments, results and progress of our exploration activities at the Sierra Mojada Project, progress reports on our exploration activities and other events or factors.  In addition, stock markets have experienced significant price volatility in recent months and years.  This volatility has had a substantial effect on the share prices of companies, at times for reasons unrelated to their operating performance.  These fluctuations could be in response to:
•	volatility in metal prices;
•	political developments in the foreign countries in which our properties are located; and
•	news reports relating to trends in our industry or general economic conditions.
These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.
We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will achieve or remain at levels at or near its offering price, or as to what effect the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

USE OF PROCEEDS
The proceeds from the sale or issuance of the shares of common stock that may be offered pursuant to this prospectus will be received directly by the selling stockholders, and we will not receive any proceeds from the sale of these shares.
MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
From May 2, 2011 to June 28, 2015, our common stock traded on the NYSE American or its predecessor stock exchange under the symbol "SVBL."  On June 5, 2015, we announced our decision to voluntarily delist our shares of common stock from the NYSE American due to costs associated with the continued listing and NYSE American exchange rules regarding maintenance of a minimum share price.  On June 29, 2015, our shares began trading on the OTCQB marketplace operated by OTC Markets Group.  Since August 26, 2010, our common stock has been trading on the TSX under the symbol "SVB."
The following table sets forth the high and low sales prices of our common stock for each quarter during the fiscal year ending October 31, 2018 and the fiscal year ended October 31, 2017 and October 31, 2016, as reported by the OTCQB and the TSX.  The sales prices on the OTCQB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.
	OTCQB (SVBL)		Toronto Stock Exchange (SVB)
	High	Low	High	Low
	($)		(Cdn$)
2018:
Fourth Quarter ended October 31, 2018 (through September 20, 2018)	$0.13	$0.09	$0.16	$0.12
Third Quarter ended July 31, 2018	0.16	0.11	0.21	0.14
Second Quarter ended April 30, 2018	0.20	0.10	0.27	0.18
First Quarter ended January 31, 2018	0.23	0.08	0.29	0.10
2017:
Fourth Quarter ended October 31, 2017	$0.13	$0.06	$0.16	$0.09
Third Quarter ended July 31, 2017	0.10	0.06	0.13	0.08
Second Quarter ended April 30, 2017	0.14	0.08	0.19	0.10
First Quarter ended January 31, 2017	0.16	0.09	0.21	0.12
2016:
Fourth Quarter ended October 31, 2016	$0.21	$0.10	$0.28	$0.15
Third Quarter ended July 31, 2016	0.19	0.08	0.25	0.10
Second Quarter ended April 30, 2016	0.14	0.03	0.18	0.04
First Quarter ended January 31, 2016	0.06	0.02	0.08	0.04

The closing price of our common stock on September 20, 2018, was $0.10 per share, as reported on the OTCQB, and Cdn$0.13 per share, as reported on the TSX.

Holders
As of September 20, 2018, there were approximately 328 holders of record of our common stock.  This does not include persons who hold our common stock in brokerage accounts or otherwise in "street name."
Dividends
We did not declare or pay cash or other dividends on our common stock during the last two fiscal years.  We have no plans to pay any dividends in the foreseeable future.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Management
The number of shares of the Company's common stock outstanding as of September 20, 2018 was 234,868,214.  The following table sets forth the number of shares of the Company's common stock beneficially owned by each of the Company's directors, nominees and named executive officers and the number of shares beneficially owned by all of the directors, nominee, and named executive officers as a group as of September 20, 2018:
Name and Address of Beneficial Owner (1)	Position	Amount and Nature of Beneficial Ownership (2)		Percent of Common Stock
Brian Edgar	Chairman and Director	9,060,291	(3)	3.81%
Timothy Barry	President, Chief Executive Officer and Director	4,306,333	(4)	1.81%
Daniel Kunz	Director	649,999	(5)	*
John McClintock	Director	624,999	(6)	*
Sean Fallis	Chief Financial Officer	3,086,666	(7)	1.30%
All directors, nominees, and executive officers as a group (5 persons)		17,728,288		7.22%
_________________________
*	The percentage of common stock beneficially owned is less than one percent (1%).
(1)	The address of these persons is c/o Silver Bull Resources, Inc., 777 Dunsmuir Street, Suite 1610, Vancouver, British Columbia V7Y 1K4.
(2)	Calculated in accordance with Rule 13d-3 under the Exchange Act.
(3)
Consists of (i) 5,650,815 shares of common stock held directly, (ii) 3,116,666 stock options, which are vested or will vest within 60 days and (iii) 292,810 shares of common stock owned by Tortuga Investments Corp., a company wholly owned by Mr. Edgar.

(4)	Consists of (i) 1,023,000 shares of common stock held directly and (ii) 3,283,333 stock options, which are vested or will vest within 60 days.
(5)	Consists of (i) 25,000 shares held directly and (ii) 624,999 stock options, which are vested or will vest within 60 days.
(6)	Consists of 624,999 stock options, which are vested or will vest within 60 days.
(7)	Consists of (i) 20,000 shares of common stock held directly and (ii) 3,066,666 stock options, which are vested or will vest within 60 days.

Security Ownership of Certain Beneficial Owners
The following table sets forth the beneficial ownership of the Company's common stock as of September 20, 2018 by each person (other than the director nominees and executive officers of the Company) who owned of record, or was known to own beneficially, more than 5% of the outstanding voting shares of common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock
Ibex Microcap Fund LLLP (2)	17,448,156	7.43%
Sprott Inc. (3)	11,822,650	5.03%
_________________________

(1)	Calculated in accordance with Rule 13d-3 under the Exchange Act.
(2)
This information is based on a Schedule 13G/A filed on February 2, 2018 by Ibex Microcap Fund LLLP, formerly known as Lazarus Investment Partners LLLP ("Ibex Microcap").  Ibex Investors LLC, formerly known as Lazarus Management Company LLC ("Ibex Investors"), is the investment advisor of Ibex Microcap and Lazarus Macro Micro Partners LLLP ("Macro Micro Partners").  Justin B. Borus is the manager of Ibex Investors.  As a result, Mr. Borus may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Ibex Investors.  The foregoing should not be construed in and of itself as an admission by Ibex Investors or Mr. Borus as to beneficial ownership of the shares owned by Ibex Microcap or Macro Micro Partners.  Each of Ibex Investors and Mr. Borus disclaims beneficial ownership of the securities set forth above, except to the extent of its or his pecuniary interests therein.  The securities set forth above consist of 17,437,856 shares of common stock held by Ibex Investors and 10,300 shares of common stock held by Macro Micro Partners.  The principal address of each of Ibex Microcap, Ibex Investors, Macro Micro Partners and Mr. Borus is 3200 Cherry Creek South Drive, Suite 670, Denver, Colorado 80209.

(3)
This information is based on a Schedule 13G/A filed on August 10, 2017 by Sprott Inc.  The securities set forth above are held in accounts managed by Sprott Global Resource Investments Ltd. and Resource Capital Investment Corp., subsidiaries of Sprott Inc., and consist of 11,822,650 shares of the Company's common stock.  The principal address of Sprott Inc. is 200 Bay Street, Suite 2600, Toronto, ON M5J 2J1.

SELLING STOCKHOLDERS
Up to 44,944,177 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the account of the selling stockholders and all of which were issued to the selling stockholders in the July 25, 2018 and August 20, 2018 private placements.  These shares consist of the following:
•	21,776,317 shares issued to the selling stockholders in the July 25, 2018 private placement;
•	10,888,154 shares issuable upon exercise of the warrants (at an exercise price of $0.16) issued to the selling stockholders in the July 25, 2018 private placement;
•	1,011,374 shares issuable upon exercise of warrants (at an exercise price of $0.14) issued to various finders in the July 25, 2018 private placement;
•	7,365,555 shares issued to the selling stockholders in the August 20, 2018 private placement;
•	3,682,777 shares issuable upon exercise of warrants (at an exercise price of $0.16) issued to selling stockholders in the August 20, 2018 private placement; and
•	220,000 shares issuable upon exercise of warrants (at an exercise price of $0.14) issued to a finder in the August 20, 2018 private placement.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act.
The 44,944,177 shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.  We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.
The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus.  Unless otherwise indicated in the footnotes to the table below, (i) subject to community property laws where applicable, the selling stockholders, to our knowledge, have sole voting and investment power with respect to the shares beneficially owned by them; (ii) none of the selling stockholders are broker-dealers, or are affiliates of a broker-dealer; and (iii) the selling stockholders have not had a material relationship with us within the past three years.
Beneficial ownership is determined in accordance with the rules of the SEC.  The selling stockholders' percentage of ownership of our outstanding shares in the table below is based upon 234,868,214 shares of common stock outstanding as of September 20, 2018 and excludes (a) the 15,802,305 shares issuable upon the exercise of the warrants registered for resale in this registration statement on Form S-1; (b) the 20,497,925 shares of common stock issuable upon the exercise of outstanding warrants from our 2016 and 2017 private placements, which are not being offered by this prospectus; and (c) 18,950,000 shares of common stock issuable upon the exercise of outstanding options, which are not being offered by this prospectus.
	Ownership Before Offering				Ownership After Offering (1)
Selling Stockholder	Shares of common stock and warrant shares beneficially owned	Shares of common stock and warrant shares offered	Shares of common stock offered	Warrant shares offered	Shares of common stock beneficially owned	Warrant shares beneficially owned	Percentage of common stock beneficially owned
Gentling Investments, LLC	450,000	450,000	300,000	150,000	–	–	–
Pearl Investment Co, LLC	112,500	112,500	75,000	37,500	–	–	–
Thomas Bridges	112,500	112,500	75,000	37,500	–	–	–
Barry A. Sorkin Trust, UAD 8/3/98; Barry A. Sorkin, TTEE	90,000	90,000	60,000	30,000	–	–	–
T. Lovell Alpha Inc.	403,846	403,846	269,231	134,615	–	–	–
Taylor Family Trust UAD 11/27/01; Richard Taylor & Karen Taylor, Trustees	300,000	300,000	200,000	100,000	–	–	–
The Mullett Company	230,769	230,769	153,846	76,923	–	–	–
Christian M. Vom Dorp	75,000	75,000	50,000	25,000	–	–	–
Robert B. Karen	173,077	173,077	115,385	57,692	–	–	–
Hana Lima, LLC	120,000	120,000	80,000	40,000	–	–	–
Elaine Begun Bypass Trust, UAD 08/09/1984; Jay R. Begun, TTEE	225,000	225,000	150,000	75,000	–	–	–

	Ownership Before Offering				Ownership After Offering (1)
Selling Stockholder	Shares of common stock and warrant shares beneficially owned	Shares of common stock and warrant shares offered	Shares of common stock offered	Warrant shares offered	Shares of common stock beneficially owned	Warrant shares beneficially owned	Percentage of common stock beneficially owned
Mark S. Bishop	225,000	225,000	150,000	75,000	–	–	–
Warwick N. Hayes	115,500	115,500	77,000	38,500	–	–	–
RBC Capital Markets LLC CUST FBO Jeffrey S. Araj, IRA	115,500	115,500	77,000	38,500	–	–	–
RBC Capital Markets LLC CUST FBO Thomas E. Ferg, IRA	115,500	115,500	77,000	38,500	–	–	–
Wim Delvoye	230,769	230,769	153,846	76,923	–	–	–
RBC Capital Markets LLC CUST FBO Richard C. Hall, Roth, IRA	115,500	115,500	77,000	38,500	–	–	–
Evelyn Jess–Fulwiler Family Trust, UAD 05/19/08; Evelyn Jess–Fulwiler, TTEE	112,500	112,500	75,000	37,500	–	–	–
Mitten Crab Ltd.	173,077	173,077	115,385	57,692	–	–	–
RBC Capital Markets LLC CUST FBO John R. Steitz, IRA	173,077	173,077	115,385	57,692	–	–	–
M11 Capital Management LLC	230,769	230,769	153,846	76,923	–	–	–
Charles R. Mitchell & Martha R. Mitchell JT TEN/WROS	112,500	112,500	75,000	37,500	–	–	–
RBC Capital Markets LLC CUST FBO Laurence Lavelle TTEE, Roth 401(K)	75,000	75,000	50,000	25,000	–	–	–
RBC Capital Markets LLC CUST FBO Gregory Corliss Jr., IRA	172,500	172,500	115,000	57,500	–	–	–
Nils Hallstrom	115,500	115,500	77,000	38,500	–	–	–
Donald H. Grove	60,900	60,900	40,600	20,300	–	–	–
DTOM Limited Partnership	129,750	129,750	86,500	43,250	–	–	–
Norman A. Dudziak Jr.	90,000	90,000	60,000	30,000	–	–	–
Henry Dillard	75,000	75,000	50,000	25,000	–	–	–
RBC Capital Markets LLC CUST FBO James I, Ausman MD, Sep IRA	115,384	115,384	76,923	38,461	–	–	–
Anne W. Baker Rev Trust, UAD 3/19/98; Anne W. Baker & Stephen E. Baker, TTEE's	85,500	85,500	57,000	28,500	–	–	–
Dennis Goebel & Lori Goebel JT TEN/WROS	300,000	300,000	200,000	100,000	–	–	–
John E. Hugo	63,150	63,150	42,100	21,050	–	–	–
J & J Living Trust, UAD 6/4/1998; Raymond O. Johnson & Cynthia P. Johnson, TTEE's	85,500	85,500	57,000	28,500	–	–	–
RBC Capital Markets LLC CUST FBO David Jenson, R/O IRA	172,500	172,500	115,000	57,500	–	–	–
Harnish Family Trust UAD 8/19/94; Catherine M. Harnish, TTEE	75,000	75,000	50,000	25,000	–	–	–

	Ownership Before Offering				Ownership After Offering (1)
Selling Stockholder	Shares of common stock and warrant shares beneficially owned	Shares of common stock and warrant shares offered	Shares of common stock offered	Warrant shares offered	Shares of common stock beneficially owned	Warrant shares beneficially owned	Percentage of common stock beneficially owned
RBC Capital Markets LLC CUST FBO Scott C. Williamson, Roth IRA	112,500	112,500	75,000	37,500	–	–	–
Jaime L. Matta & Gladys A. Armstrong JT TEN/WROS	60,000	60,000	40,000	20,000	–	–	–
James T. Moloney	112,500	112,500	75,000	37,500	–	–	–
Patricia J. McLeod	144,450	144,450	96,300	48,150	–	–	–
RBC Capital Markets LLC CUST FBO Benjamin F. Edwards, IRA	173,077	173,077	115,385	57,692	–	–	–
Benjamin F. Edwards	173,077	173,077	115,385	57,692	–	–	–
Exploration Capital Partners 2005 Limited Partnership	12,150,000	12,150,000	8,100,000	4,050,000	–	–	–
James F. Puckett	57,693	57,693	38,462	19,231	–	–	–
Jeptha Castleberry	230,769	230,769	153,846	76,923	–	–	–
Rex D. Bohls	52,800	52,800	35,200	17,600	–	–	–
John S. Noble & Marian L. Martin JT TEN/WROS	85,500	85,500	57,000	28,500	–	–	–
Richard Cattanach Rev Trust, UAD 11/23/05; Richard Cattanach, TTEE	109,350	109,350	72,900	36,450	–	–	–
Myles H. Norin	52,350	52,350	34,900	17,450	–	–	–
RBC Capital Markets LLC CUST FBO William W. Etherington, IRA	60,000	60,000	40,000	20,000	–	–	–
M Howard & R Tay Family Trust, UAD 8/28/07; Mickey A. Howard & Rosario B. Tay, Trustees	112,500	112,500	75,000	37,500	–	–	–
Francine L. Weaver	271,200	271,200	180,800	90,400	–	–	–
Operation Dogbone LLC	120,000	120,000	80,000	40,000	–	–	–
Two–Eighty Capital, LLC	90,000	90,000	60,000	30,000	–	–	–
RBC Capital Markets LLC CUST FBO Bruce Plaut, Roth IRA	60,000	60,000	40,000	20,000	–	–	–
John F. Malhame	63,600	63,600	42,400	21,200	–	–	–
Mark E. Merriman MD Inc. DBP, UAD 01/01/02; Mark Merriman, Trustee	60,000	60,000	40,000	20,000	–	–	–
RBC Capital Markets LLC CUST FBO Renald E. Gregoire, Roth IRA	112,500	112,500	75,000	37,500	–	–	–
Gaeton D. Lorino	115,500	115,500	77,000	38,500	–	–	–
Russell W. Henrichs	85,500	85,500	57,000	28,500	–	–	–
David L. Coffey	73,800	73,800	49,200	24,600	–	–	–
RBC Capital Markets LLC CUST FBO Allan R. Delong, IRA	85,500	85,500	57,000	28,500	–	–	–

	Ownership Before Offering				Ownership After Offering (1)
Selling Stockholder	Shares of common stock and warrant shares beneficially owned	Shares of common stock and warrant shares offered	Shares of common stock offered	Warrant shares offered	Shares of common stock beneficially owned	Warrant shares beneficially owned	Percentage of common stock beneficially owned
Birch Living Trust UAD 10/25/02; Dennis A. Birch & Ruth C. Birch, Co–TTEEs	225,000	225,000	150,000	75,000	–	–	–
William P. Knuttel	85,500	85,500	57,000	28,500	–	–	–
Judah B. Chakoff & Anne C. Chakoff JT TEN/WROS	225,000	225,000	150,000	75,000	–	–	–
Lillian D. Kliewer	75,750	75,750	50,500	25,250	–	–	–
Donald C. Ausman Family Foundation Inc.	115,384	115,384	76,923	38,461	–	–	–
James A. Rinkenberger	135,750	135,750	90,500	45,250	–	–	–
Deborah K. Dore	134,100	134,100	89,400	44,700	–	–	–
Robert H. Hardage & Louise C. Hardage Tenants by Entirety	149,250	149,250	99,500	49,750	–	–	–
Dickran Ketenjian	142,650	142,650	95,100	47,550	–	–	–
Martin Family Trust, UAD 7/30/01; Kyle C. Martin & Magali S. Martin, Co–TTEE's	93,600	93,600	62,400	31,200	–	–	–
Lisa M. Martin Revocable Trust; UAD 6/28/2011; Lisa M. Martin & John A. Martin – Co–TTEE's	54,900	54,900	36,600	18,300	–	–	–
Kenneth Kramer & Virginia C. Kramer – Tenants by Entirety	56,400	56,400	37,600	18,800	–	–	–
Spires Land & Cattle, LP	46,500	46,500	31,000	15,500	–	–	–
Michael F. Bernardo	120,000	120,000	80,000	40,000	–	–	–
Stuart A. Raburn & Mary A. Raburn JT TEN/WROS	120,450	120,450	80,300	40,150	–	–	–
Jeffrey J. Sholl Rev Trust, UAD 1/22/02; Jeffrey J. Sholl, Trustee	47,400	47,400	31,600	15,800	–	–	–
Bethany Krett	193,200	193,200	128,800	64,400	–	–	–
Lance D. Baker	81,000	81,000	54,000	27,000	–	–	–
Conant Harbor Trust UAD 3/12/2013; Don Harshbarger & Wanda Harshbarger, Co–TTEE's	112,500	112,500	75,000	37,500	–	–	–
Zhe Hong Lim	98,850	98,850	65,900	32,950	–	–	–
Heartland Plantations LLC	120,000	120,000	80,000	40,000	–	–	–
Paul Stewart	74,850	74,850	49,900	24,950	–	–	–
Farmingdale Meat Market Inc.	85,500	85,500	57,000	28,500	–	–	–
Sioux Resources LLC	120,000	120,000	80,000	40,000	–	–	–
Carlos A. Garcia Jr. Declaration of Trust, UAD 3/13/13; Carlos A. Garcia Jr, TTEE	360,300	360,300	240,200	120,100	–	–	–
Private Placement LLC	120,000	120,000	80,000	40,000	–	–	–

	Ownership Before Offering				Ownership After Offering (1)
Selling Stockholder	Shares of common stock and warrant shares beneficially owned	Shares of common stock and warrant shares offered	Shares of common stock offered	Warrant shares offered	Shares of common stock beneficially owned	Warrant shares beneficially owned	Percentage of common stock beneficially owned
Charles Jennings	60,000	60,000	40,000	20,000	–	–	–
Steven G. Armanino Trust, UAD 08/06/10; Steven Armanino, Trustee	112,500	112,500	75,000	37,500	–	–	–
BK Werner Non–Exempt Marital Trust, UAD 7/23/87; Bradford K. Werner, TTEE	419,100	419,100	279,400	139,700	–	–	–
Michael H. Perrini Revocable Trust, UAD 12/10/2012; Michael H. Perrini, Trustee	52,050	52,050	34,700	17,350	–	–	–
Daqian Holdings, Ltd.	172,500	172,500	115,000	57,500	–	–	–
Pearl Myles LLC	120,000	120,000	80,000	40,000	–	–	–
Yip – Bui Living Trust, UAD 2/27/06; Raymond Y. Yip & France H. Bui, TTEES	85,500	85,500	57,000	28,500	–	–	–
Armour Drive III, LLC	120,000	120,000	80,000	40,000	–	–	–
Bradley I. Meier	234,000	234,000	156,000	78,000	–	–	–
Richard W. Hanna	120,000	120,000	80,000	40,000	–	–	–
Bradley Meier	231,000	231,000	154,000	77,000	–	–	–
RBC Capital Markets LLC CUST FBO Stephen J. Metzger, IRA	60,000	60,000	40,000	20,000	–	–	–
Timothy A. Thane	300,000	300,000	200,000	100,000	–	–	–
Anthony Kasmer & Anna J. Kasmer JT TEN/WRO	115,500	115,500	77,000	38,500	–	–	–
John H Bolt & Lisa F Bolt JT TEN/WROS	285,000	285,000	190,000	95,000	–	–	–
Southern Slope Surviving Grantors Management Trust, UAD 8/17/95; Lester David Sparks, TTEE	1,155,000	1,155,000	770,000	385,000	–	–	–
RBC Capital Markets LLC CUST FBO Steven D. Davis ROTH IRA	82,500	82,500	55,000	27,500	–	–	–
David Sondheimer Family Trust, UAD 02/04/2010; David H. Sondheimer, Trustee	98,400	98,400	65,600	32,800	–	–	–
RBC Capital Markets LLC CUST FBO Thomas A. Boggiano, IRA	79,500	79,500	53,000	26,500	–	–	–
RBC Capital Markets LLC CUST FBO Martin Katzberg, Roth IRA	141,000	141,000	94,000	47,000	–	–	–
Dennis L. Clemente & Dr. Rennie Cheung Tenant Common	87,000	87,000	58,000	29,000	–	–	–
Lawrence M. Lachance	150,000	150,000	100,000	50,000	–	–	–
Joseph P. Rybak	112,500	112,500	75,000	37,500	–	–	–
Aaron Matthew Miller	210,000	210,000	140,000	70,000	–	–	–
RBC Capital Markets LLC CUST FBO Paula S. Thibeault, IRA	60,000	60,000	40,000	20,000	–	–	–
James Ransome	85,500	85,500	57,000	28,500	–	–	–

	Ownership Before Offering				Ownership After Offering (1)
Selling Stockholder	Shares of common stock and warrant shares beneficially owned	Shares of common stock and warrant shares offered	Shares of common stock offered	Warrant shares offered	Shares of common stock beneficially owned	Warrant shares beneficially owned	Percentage of common stock beneficially owned
Angelo C. Miozza	87,300	87,300	58,200	29,100	–	–	–
The Welch Family Trust; UAD 2/20/1990; James M. Welch, TTEE	163,350	163,350	108,900	54,450	–	–	–
John & Jacqueline Cloward Revocable Liv Trust; UAD 2/2/18; John A. Cloward & Jacqueline R. Cloward, TTEE's	120,000	120,000	80,000	40,000	–	–	–
Simon C. Farr	110,550	110,550	73,700	36,850	–	–	–
Brauer Revocable Living Trust; UAD 12/18/1997; Arthur E. Brauer & Glenda M. Brauer Co–TEEs	115,384	115,384	76,923	38,461	–	–	–
Haywood Securities Inc. ITF Brad Nguyen	225,000	225,000	150,000	75,000	–	–	–
Haywood Securities Inc. ITF Kevin Campbell	375,000	375,000	250,000	125,000	–	–	–
Water Street Assets Inc.	1,230,000	1,230,000	820,000	410,000	–	–	–
Canaccord Genuity Corp. IN TRUST FOR GORDON HOLMES Account # 20B556A1	862,500	862,500	575,000	287,500	–	–	–
Canaccord Genuity Corp. IN TRUST FOR STICHTING LEGAL OWNER CDFUND Account # 31FL47A1	750,000	750,000	500,000	250,000	–	–	–
Donald R. Shea	825,461	230,769	153,846	76,923	594,692	–	*
Canaccord Genuity Corp. IN TRUST FOR 321GOLD LTD Account # 31FG17A1	465,000	465,000	310,000	155,000	–	–	–
Canaccord Genuity Corp. IN TRUST FOR RAND EDGAR INVESTMENT CORPORATION Account # 20L203F1 (2)	3,750,000	3,750,000	2,500,000	1,250,000	–	–	–
Saif Ahmad Siddiqui	233,332	233,332	155,555	77,777	–	–	–
Universal–Investment–Gesellschaft mbH acting for and on behalf of Earth Exploration Fund UI	6,600,000	6,600,000	4,400,000	2,200,000	–	–	–
Sprott Global Resource Investments Ltd. (3)	966,374	966,374	–	966,374	–	–	–
Haywood Securities Inc.	20,000	20,000	–	20,000	–	–	–
Hanson Peak LLP	245,000	245,000	–	245,000	–	–	–
Total	45,538,869	44,944,177	29,141,872	15,802,305	594,692	–	*

*	represents less than 1%.

(1)
Represents the number of shares of our common stock that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares of our common stock registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.

(2)	The sole stockholder of Rand Edgar Investment Corporation, William Rand, is also the beneficial owner of 2,500,000 shares of our common stock issuable upon exercise of warrants.
(3)	This selling stockholder, a California limited partnership, is a registered broker-dealer.
DESCRIPTION OF SECURITIES
Common Stock
We are authorized to issue 300,000,000 shares of common stock, par value $0.01 per share.  As of September 20, 2018, there were 234,868,214 shares of common stock outstanding.
Dividends
Holders of our common stock will be entitled to receive dividends when, as and if declared by our board, and out of funds legally available for their payment.  At the present time, we do not anticipate paying dividends, cash or otherwise, on our common stock in the foreseeable future.  Future dividends will depend on our earnings, if any, our financial requirements and other factors.
Voting Rights
Each holder of our common stock is entitled to one vote per share, and all voting rights are vested in the holders of shares of our common stock.  Holders of shares of common stock will have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.
Election of Directors
Our directors are elected by a majority vote in a meeting at which a quorum is present.  A director candidate that receives a majority of the votes in favor of such candidate will be elected to serve on our board.
In February 2016, our board of directors adopted a majority voting policy stipulating that stockholders shall be entitled to vote in favor of, or withhold from voting for, each individual director nominee at a stockholders' meeting.  If the number of shares "withheld" for any nominee exceeds the number of shares voted "for" such nominee, then, notwithstanding that such director was duly elected as a matter of corporate law, he or she shall tender his or her written resignation to the chair of the board.  The Corporate Governance and Nominating Committee will consider such offer of resignation and will make a recommendation to the board concerning the acceptance or rejection of the resignation after considering, among other things, the stated reasons, if any, why certain stockholders "withheld" votes for the director, the qualifications of the director and whether the director's resignation from the board would be in the best interests of the Company.  The board must take formal action on the Corporate Governance and Nominating Committee's recommendation within 90 days and announce its decision by a press release.  According to the majority voting policy, the affected director cannot participate in the deliberations of the Corporate Governance and Nominating Committee or the board regarding his or her resignation.  The majority voting policy applies only in circumstances involving an uncontested election of directors, meaning an election in which the number of nominees is equal to the number of directors to be elected.

Liquidation
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions.
Redemption
Silver Bull's common stock is not redeemable or convertible.
No Preemptive or Similar Rights
Under Nevada law, a stockholder of a corporation does not have a preemptive right to acquire the corporation's unissued shares unless there is a provision to the contrary in the articles of incorporation.  Our Restated Articles of Incorporation do not provide our stockholders with any preemptive or similar rights.
Other Provisions
All our outstanding common stock is, and the common stock offered by this prospectus or obtainable upon exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non–assessable.
You should read the prospectus supplement relating to any offering of common stock, or of securities convertible, exchangeable or exercisable for common stock, for the terms of the offering, including the number of shares of common stock offered, any initial offering price and market prices relating to the common stock.
This section is a summary and may not describe every aspect of our common stock that may be important to you.  We urge you to read applicable Nevada law, our Restated Articles of Incorporation and our Amended and Restated Bylaws, because they, and not this description, define your rights as a holder of our common stock.  See "Where You Can Find Additional Information" on page 32 for information on how to obtain copies of these documents.
Warrants
Before the July 25, 2018 and the August 20, 2018 private placements, the Company had issued and outstanding warrants to purchase 27,164,700 shares of common stock as follows:
•
Warrants to purchase 4,340,000 shares at Cdn$0.16 per share, exercisable on July 20, 2016 and expiring on July 20, 2019, subject to possible acceleration of the expiry date if beginning on November 20, 2016, the closing price of the shares of common stock on the TSX is higher than Cdn$0.30 for 20 consecutive trading days;

•	Warrants to purchase 13,300,000 shares at Cdn$0.13 per share, exercisable on July 10, 2017 and expiring on July 10, 2019;

•	Non–transferable warrants to purchase 357,925 shares at Cdn$0.10 per share, exercisable on July 10, 2017 and expiring on July 10, 2019; and
•	Warrants to purchase 2,500,000 shares at Cdn$0.13 per share, exercisable on August 3, 2017 and expiring on August 3, 2019.
In the July 25, 2018 and the August 20, 2018 private placements, the Company issued warrants to purchase 15,802,305 shares of common stock as follows:
•	Warrants to purchase 10,888,154 shares at $0.16 per share, exercisable on July 25, 2018 and expiring on July 25, 2020;
•	Warrants to purchase 1,011,374 shares at $0.14 per share, exercisable on July 25, 2018 and expiring on July 25, 2020;
•	Warrants to purchase 3,682,777 shares at $0.16 per share, exercisable on August 20, 2018 and expiring on August 20, 2020; and
•	Warrants to purchase 220,000 shares at $0.14 per share, exercisable on August 20, 2018 and expiring on August 20, 2020.
Transfer Agent
The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
There have been no changes in or disagreements with our accountants since our formation that are required to be disclosed pursuant to Item 304 of Regulation S–K, except those that have been previously reported in our filings with the SEC.
Indemnification of Directors and Officers
Our Amended and Restated Bylaws (the "Bylaws") provide for indemnification of directors and officers to the fullest extent permitted by Nevada law.  Nevada law provides that a Nevada corporation may indemnify, and our Bylaws provide that the corporation shall indemnify, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, if the person (a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation.
Section 78.138 of the Nevada Revised Statutes and the Bylaws provide that a director of the Company shall not be personally liable to the Company or its stockholders or creditors for damages resulting from any action or failure to act in his or her capacity as a director or officer if his or her act or omission did not constitute a breach of his or her fiduciary duties and did not involve intentional misconduct, fraud or a knowing violation of law.  Nevada law provides that, to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of an action, suit or proceeding, the Company shall indemnify such person against expenses incurred in connection with the defense.  Our Bylaws provide that any repeal or amendment of a person's rights to indemnification shall be prospective only, and a director shall not be liable to the Company or its stockholders or creditors to such further extent as permitted by any law enacted after adoption of the Bylaws, including, without limitation, any subsequent amendment to Nevada corporate law.

The above discussion of our Bylaws and Section 78.138 of the Nevada Revised Statutes is not intended to be exhaustive and is qualified in its entirety by such Bylaws and statute.
The Company maintains insurance coverage for the purpose of providing indemnification benefits in certain circumstances.
Disclosure of Securities and Exchange Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
PLAN OF DISTRIBUTION
This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 44,944,177 shares of common stock, par value $0.01 per share, consisting of (i) 21,776,317 shares issued to the selling stockholders in the July 25, 2018 private placement; (ii) 10,888,154 shares issuable upon exercise of the warrants (at an exercise price of $0.16) issued to the selling stockholders in the July 25, 2018 private placement; (iii) 1,011,374 shares issuable upon exercise of warrants (at an exercise price of $0.14) issued to various finders in the July 25, 2018 private placement; (iv) 7,365,555 shares issued to the selling stockholders in the August 20, 2018 private placement; (v) 3,682,777 shares issuable upon exercise of warrants (at an exercise price of $0.16) issued to selling stockholders in the August 20, 2018 private placement; and (vi) 220,000 shares issuable upon exercise of warrants (at an exercise price of $0.14) issued to a finder in the August 20, 2018 private placement.
Any selling stockholder may, from time to time, sell any or all of its shares of common stock on the OTCQB or any stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Such selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker–dealer solicits purchasers;
•	block trades in which the broker–dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker–dealer as principal and resales by the broker–dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker–dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
Any selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Broker–dealers engaged by the selling stockholders may arrange for other broker–dealers to participate in sales.  Broker–dealers may receive commissions or discounts from the selling stockholders (or, if any broker–dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown, in compliance with FINRA IM–2440.
In connection with the sale of the common stock or interests therein, any selling stockholder may enter into hedging transactions with broker–dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  Any selling stockholder may also enter into option or other transactions with broker–dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker–dealer or other financial institution of shares offered by this prospectus, which shares such broker–dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Any selling stockholder and any broker–dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  As such, any commissions received by such broker–dealers or agents and any profit on the resale of the shares purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event shall any broker–dealer receive fees, commissions and/or markups which, in the aggregate, would exceed eight percent (8%).
If any selling stockholder is deemed to be an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Expenses and Indemnification
We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders and will bear all expenses related to the registration of this offering but will not pay for any commissions, fees or discounts, if any.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Supplements
In the event of a material change in the plan of distribution disclosed in this prospectus, the selling stockholders will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post–effective amendment to the registration statement of which the prospectus forms a part is filed with, and declared effective by, the SEC.
Regulation M
We have informed the selling stockholders that Regulation M, promulgated under the Exchange Act, may be applicable to them with respect to any purchase or sale of the common stock.  In general, Rule 102 of Regulation M prohibits any person connected with a distribution of the common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.
During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing the common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock.  None of these persons may effect any stabilizing transaction to facilitate any offering at the market.
We have also advised each selling stockholder that it should be aware that the anti–manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by such selling stockholder, and that there are restrictions on market–making activities by persons engaged in the distribution of the shares.  Under Regulation M, such selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of the common stock while such selling stockholder is distributing shares covered by this prospectus.  Regulation M may prohibit such selling stockholder from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under a Standby Equity Distribution Agreement.  We have advised each selling stockholder that it should consult with its own legal counsel to ensure compliance with Regulation M.
LEGAL MATTERS
Davis Graham & Stubbs LLP will pass upon the validity of the shares of common stock offered by the selling stockholders under this prospectus.

EXPERTS
The consolidated financial statements of Silver Bull for the fiscal years ended October 31, 2017 and 2016 have been so incorporated by reference in reliance on the reports of Smythe LLP, an independent registered public accounting firm, given on the authority of Smythe LLP as an expert in auditing and accounting.
The estimates of our mineralized material with respect to the Sierra Mojada Project have been included or incorporated by reference in reliance upon the technical report prepared by Tuun Consulting Inc. and AKF Mining Services Inc.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The following documents are incorporated by reference into this registration statement on Form S–1, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents of this registration statement:
•	Our annual report on Form 10–K for the fiscal year ended October 31, 2017, as filed with the SEC on January 17, 2018;
•
Our quarterly reports on Form 10–Q for the quarterly periods ended January 31, 2018, April 30, 2018 and July 31, 2018 as filed with the SEC on March 16, 2018, June 13, 2018 and September 14, 2018, respectively;

•	Our current reports on Form 8–K, as filed with the SEC on April 24, 2018, June 7, 2018, July 27, 2018, August 21, 2018, and August 29, 2018; and
•	All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus.  Copies of these reports or documents will be provided upon written or oral request, and at no cost to the requester, by writing, if the request is sent by regular mail, to Silver Bull Resources, Inc., 777 Dunsmuir Street, Suite 1610, P.O. Box 10427, Vancouver, British Columbia, V7Y 1K4, Canada, Attention: Corporate Secretary and, if the request is sent other than by regular mail, to Silver Bull Resources, Inc., 777 Dunsmuir Street, Suite 1610, Vancouver, British Columbia, V7Y 1K4, Canada, Attention: Corporate Secretary.  Telephone requests may be directed to the office of the Corporate Secretary of the Company at (604) 687–5800.  Copies of these reports or documents are also available through the "Investors" section of our website at www.silverbullresources.com.  For other ways to obtain a copy of these reports or documents, please refer to "Where You Can Find Additional Information" below.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC.  Such reports and other information filed by us can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, D.C. 20549.  Requests for copies should be directed to the SEC's Public Reference Section, Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1–800–SEC–0330 for more information on the public reference rooms.  The SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.  Our SEC filings are also available through the "Investors" section of our website at www.silverbullresources.com.
We have filed with the SEC a registration statement on Form S–1 of which this prospectus constitutes a part, under the Securities Act.  For further information pertaining to us, reference is made to the registration statement.  Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.  Copies of the registration statement are on file at the offices of the SEC and may be inspected without charge at the offices of the SEC, the address of which is set forth above, and copies may be obtained from the SEC at prescribed rates.  The registration statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC's website (www.sec.gov).

44,944,177 Shares

SILVER BULL RESOURCES, INC.

Common Stock

PROSPECTUS

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.  Other Expenses of Issuance and Distribution.
The following expenses incurred in connection with the sale of the securities being registered will be borne by Silver Bull Resources, Inc. (the "Company," "we," or "us").  Other than the SEC registration fee, the amounts stated are estimates.
SEC Registration Fee	$559.56
Legal Fees and Expenses	$20,000.00
Accounting Fees and Expenses	$2,000.00
Miscellaneous Fees and Expenses	$500.00
Total	$23,059.56

Item 14.  Indemnification of Directors and Officers.
Our Amended and Restated Bylaws (the "Bylaws") provide for indemnification of directors and officers to the fullest extent permitted by Nevada law.  Nevada law provides that a Nevada corporation may indemnify, and our Bylaws provide that the corporation shall indemnify, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, if the person (a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation.
Section 78.138 of the Nevada Revised Statutes and the Bylaws provide that a director of the Company shall not be personally liable to the Company or its stockholders or creditors for damages resulting from any action or failure to act in his or her capacity as a director or officer if his or her act or omission did not constitute a breach of his or her fiduciary duties and did not involve intentional misconduct, fraud or a knowing violation of law.  Nevada law provides that, to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of an action, suit or proceeding, the Company shall indemnify such person against expenses incurred in connection with the defense.  Our Bylaws provide that any repeal or amendment of a person's rights to indemnification shall be prospective only, and a director shall not be liable to the Company or its stockholders or creditors to such further extent as permitted by any law enacted after adoption of the Bylaws, including, without limitation, any subsequent amendment to Nevada corporate law.
The above discussion of our Bylaws and Section 78.138 of the Nevada Revised Statutes is not intended to be exhaustive and is qualified in its entirety by such Bylaws and statute.
The Company maintains insurance coverage for the purpose of providing indemnification benefits in certain circumstances.

Disclosure of Securities and Exchange Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 15.  Recent Sales of Unregistered Securities.
2018 Private Placements
On July 25, 2018, and August 20, 2018, the Company completed private placements of up to 44,944,177 shares of common stock, par value $0.01 per share, consisting of (i) 21,776,317 shares issued to the selling stockholders in the July 25, 2018 private placement; (ii) 10,888,154 shares issuable upon exercise of the warrants (at an exercise price of $0.16) issued to the selling stockholders in the July 25, 2018 private placement; (iii) 1,011,374 shares issuable upon exercise of warrants (at an exercise price of $0.14) issued to various finders in the July 25, 2018 private placement; (iv) 7,365,555 shares issued to the selling stockholders in the August 20, 2018 private placement; (v) 3,682,777 shares issuable upon exercise of warrants (at an exercise price of $0.16) issued to selling stockholders in the August 20, 2018 private placement; and (vi) 220,000 shares issuable upon exercise of warrants (at an exercise price of $0.14) issued to a finder in the August 20, 2018 private placement.  Each of the warrants issued in connection with the July 25, 2018 and August 20, 2018 private placements is exercisable until the second anniversary of the closing date of the respective private placement.
The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act, or Rule 506 of Regulation D, or Regulation S, for purposes of the private placements.

Item 16.  Exhibits and Financial Statement Schedules.
		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date of Report	Exhibit	Filed Herewith
3.1	Restated Articles of Incorporation	10–K	10/31/2010	3.1.1
3.2	Amended and Restated Bylaws	10–K	10/31/2010	3.1.2
4.1	Form of Silver Bull Resources, Inc. Warrant Certificate (Investors)	8–K	7/20/2016	10.2
4.2	Form of Warrant Certificate (Investors)	8–K	7/12/2017	10.2
4.3	Form of Warrant Certificate (Finders)	8–K	7/12/2017	10.3
4.4	Form of Warrant Certificate (Investors)	8–K	7/27/2018	10.2
4.5	Form of Warrant Certificate (Finders)	8–K	7/27/2018	10.3
4.6	Form of Warrant Certificate (Investors)	8–K	8/21/2018	10.2
4.7	Form of Warrant Certificate (Finders)	8–K	8/21/2018	10.3
5.1	Opinion of Davis Graham & Stubbs LLP				X
10.1+	2010 Stock Option Plan and Stock Bonus Plan, as amended	10–Q	4/30/2016	10.3
10.2+	Amended and Restated Employment Agreement, dated February 26, 2013, by and between the Company and Timothy Barry	8–K	2/26/2013	10.1
10.3+	Amended and Restated Employment Agreement, dated February 26, 2013, by and between the Company and Sean Fallis	8–K	2/26/2013	10.2
10.4+	Amended and Restated Employment Agreement, dated February 26, 2013, by and between the Company and Brian Edgar	8–K	2/26/2013	10.3
10.5+	Amendment to Employment Agreement, dated February 26, 2015, by and between the Company and Sean Fallis	8–K	2/26/2015	10.1
10.6+	Form of Amendment to Amended and Restated Employment Agreement, dated June 4, 2015, by and between the Company and each of Timothy Barry, Sean Fallis and Brian Edgar	8–K	6/4/2015	10.1
10.7+	Amendment to Amended and Restated Employment Agreement, dated February 23, 2016, by and between the Company and Timothy Barry	8–K	2/26/2016	10.1
10.8+	Amendment to Amended and Restated Employment Agreement, dated February 23, 2016, by and between the Company and Sean Fallis	8–K	2/26/2016	10.2
10.9+	Amendment to Amended and Restated Employment Agreement, dated February 23, 2016, by and between the Company and Brian Edgar	8–K	2/26/2016	10.3
10.10+	Amendment to Amended and Restated Employment Agreement, dated June 24, 2016, by and between the Company and Brian Edgar	8–K	6/28/2016	10.1
10.11+	Amendment to Amended and Restated Employment Agreement, dated June 24, 2016, by and between the Company and Timothy Barry	8–K	6/28/2016	10.2
10.12+	Amendment to Employment Agreement, dated June 24, 2016, by and between the Company and Sean Fallis	8–K	6/28/2016	10.3
10.13	Form of Silver Bull Resources, Inc. Subscription Agreement, dated July 14, 2016	8–K	7/20/2016	10.1
10.14	Placement Agent Agreement, dated July 7, 2016, by and between Silver Bull Resources, Inc. and Sprott Global Resource Investments, Ltd.	8–K	7/20/2016	10.3
10.15	Form of Subscription Agreement	8–K	7/12/2017	10.1
10.16	Option Agreement, by and among the Company, Minera Metalin S.A. de C.V., Contratistas de Sierra Mojada S.A. de C.V., and South32 International Investment Holdings Pty Ltd, dated as of June 1, 2018	8–K	6/7/2018	10.1
10.17	Form of Subscription Agreement	8–K	7/27/2018	10.1
10.18	Form of Subscription Agreement	8–K	8/21/2018	10.1
10.19+	Amendment to Amended and Restated Employment Agreement, dated August 28, 2018, by and between the Company and Brian Edgar	8–K	8/29/2018	10.1
10.20+	Amendment to Amended and Restated Employment Agreement, dated August 28, 2018, by and between the Company and Timothy Barry	8–K	8/29/2018	10.2
10.21+	Amendment to Amended and Restated Employment Agreement, dated August 28, 2018, by and between the Company and Sean Fallis	8–K	8/29/2018	10.3
21.1	Subsidiaries of the Registrant				X
23.1	Consent of Smythe LLP				X
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)				X
23.3†	Consent of AKF Mining Services Inc.
23.4†	Consent of Tuun Consulting Inc.
24.1	Powers of Attorney (included on signature page)				X

+ A management contract or compensatory plan, contract or arrangement.
† To be filed by amendment.

Item 17.  Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S–X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia, Canada, on September 21, 2018.
SILVER BULL RESOURCES, INC.
By:	/s/ Timothy Barry
	Name:	Timothy Barry
	Title:	President and Chief Executive Officer

Powers of Attorney
Each of the undersigned hereby constitutes and appoints Timothy Barry and Sean Fallis, and each of them, the undersigned's true and lawful attorney–in–fact and agent, with full power of substitution, for the undersigned and in his name, place and stead, to sign in any and all capacities (including, without limitation, the capacities listed below), the registration statement, any and all amendments (including post–effective amendments) to the registration statement and any and all successor registration statements of Silver Bull Resources, Inc., including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys–in–fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to enable Silver Bull Resources, Inc. to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys–in–fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Timothy Barry
Timothy Barry	President, Chief Executive Officer and Director (Principal Executive Officer)	September 21, 2018

/s/ Sean Fallis
Sean Fallis	Chief Financial Officer (Principal Financial and Accounting Officer)	September 21, 2018

/s/ Brian Edgar
Brian Edgar	Chairman and Director	September 21, 2018
/s/ Daniel Kunz
Daniel Kunz	Director	September 21, 2018
/s/ John McClintock
John McClintock	Director	September 21, 2018